Exhibit 99.1

News Release – February 20, 2020

CubeSmart Reports 2019 Annual Results

MALVERN, PA -- (Globe Newswire) – February 20,  2020 -- CubeSmart (NYSE: CUBE) today announced its operating results for the three and twelve months ended December 31, 2019.

“We closed out a solid 2019 by hitting the high end of our FFO per share target as operating performance showed resilience in the face of new supply,” commented Christopher P. Marr, President and Chief Executive Officer. “We are encouraged to see continued stable demand for the product as newly-developed stores lease-up, while markets that saw an earlier start to the development cycle begin to see fundamentals stabilize. We remain confident in our ability to maximize long-term cash flows as we leverage the strength of our operating platform across our high-quality portfolio.”

Key Highlights for the Fourth Quarter

•	Reported earnings per share (“EPS”) attributable to the Company’s common shareholders of $0.22.
•	Reported funds from operations (“FFO”) per share, as adjusted, of $0.42.
•	Increased same-store (466 stores) net operating income (“NOI”) 0.4% year over year, driven by 1.6% revenue growth and a 4.6% increase in property operating expenses.
•	Same-store occupancy during the quarter averaged 91.7% and ended the quarter at 91.2%.
•	Closed on five property acquisitions totaling $57.9 million.
•	Closed on one property disposition totaling $4.1 million.
•	Issued $350 million of unsecured senior notes in sixth public bond offering.
•	Increased the quarterly dividend 3.1% to an annualized rate of $1.32 per common share from the previous annualized rate of $1.28 per common share.
•	Added 46 stores to our third-party management platform during the quarter, bringing our total third-party managed store count to 649.

Financial Results

Net income attributable to the Company’s common shareholders was $42.0 million for the fourth quarter of 2019, compared with $48.2 million for the fourth quarter of 2018.  EPS attributable to the Company’s common shareholders was $0.22 for the fourth quarter of 2019, compared with $0.26 for the same period last year, which included $0.06 of gains from the sale of real estate.

Net income attributable to the Company’s common shareholders for the year ended December 31, 2019 was $169.1 million, compared with $163.9 million for the year ended December 31, 2018. EPS was $0.89 for the years ended December 31, 2019 and 2018.

FFO, as adjusted, was $82.9 million for the fourth quarter of 2019, compared with $79.9 million for the fourth quarter of 2018.  FFO per share, as adjusted, was $0.42 for the quarters ended December 31, 2019 and 2018.

FFO, as adjusted, for the year ended December 31, 2019 was $326.3 million, compared with $307.8 million for the year ended December 31, 2018. FFO per share, as adjusted, increased 3.0% to $1.69 for the year ended December 31, 2019, compared with $1.64 for the year ended December 31, 2018.

Fourth Quarter 2019	Page 1

Investment Activity

Acquisition Activity

The Company acquired five stores located in California (1), Florida (3) and Texas (1) for $57.9 million during the three months ended December 31, 2019. For the year ended December 31, 2019, the Company acquired 29 stores for $246.6 million. Additionally, as of December 31, 2019, the Company had two properties under contract for $57.5 million that are expected to close by the second quarter of 2020.

Disposition Activity

During the three months and full year ended December 31, 2019, the Company sold one property in Texas for $4.1 million.

Unconsolidated Real Estate Venture Activity

During the fourth quarter of 2019, the Company’s real estate venture, HVP IV, acquired two properties located in Minnesota and Texas for $34.3 million. For the year ended December 31, 2019, HVP IV acquired eight properties for $122.5 million, of which the Company contributed $10.2 million.

Development Activity

The Company has agreements with developers for the construction of Class A self-storage properties in high-barrier-to-entry locations. For the year ended December 31, 2019, the Company opened for operation three joint venture development properties for an aggregate total cost of $90.6 million.

As of December 31, 2019, the Company had five joint venture development properties under construction. The Company anticipates investing a total of $131.9 million related to these projects and had invested $58.6 million of that total as of year-end.  These stores are located in Massachusetts (1), New York (2), Pennsylvania (1) and Virginia (1) and are expected to open at various times between the first quarter of 2020 and the second quarter of 2021.

Third-Party Management

As of December 31, 2019, the Company’s third-party management program included 649 stores totaling 43.0 million square feet.  During the three and twelve months ended December 31, 2019, the Company added 46 stores and 199 stores, respectively, to its third-party management platform.

Same-Store Results

The Company’s same-store portfolio at December 31, 2019 included 466 stores containing approximately 32.4 million rentable square feet, or approximately 88.5% of the aggregate rentable square feet of the Company’s 523 owned stores.  These same-store properties represented approximately 91.6% of property NOI for the three months ended December 31, 2019.

Same-store physical occupancy as of December 31, 2019 and 2018 was 91.2% and 91.1%, respectively.  Same-store revenues for the fourth quarter of 2019 increased 1.6% and same-store operating expenses increased 4.6% from the same quarter in 2018.  Same-store NOI increased 0.4% from the fourth quarter of 2018 to the fourth quarter of 2019.

Fourth Quarter 2019	Page 2

For the year ended December 31, 2019, same-store revenues increased 1.9%, same-store operating expenses increased 4.0% and same-store NOI increased 1.1%, as compared with the year ended December 31, 2018.

Operating Results

As of December 31, 2019, the Company’s total owned portfolio included 523 stores containing 36.6 million rentable square feet and had physical occupancy of 89.5%.

Revenues increased $11.6 million and property operating expenses increased $4.9 million in the fourth quarter of 2019, as compared with the same period in 2018.  Increases in revenues were primarily attributable to increased net effective rents in the same-store portfolio and revenues generated from property acquisitions and recently opened development properties.  Increases in property operating expenses were primarily attributable to a $2.3 million increase in property taxes and a $1.0 million increase in personnel expenses.

General and administrative expenses decreased from $10.8 million during the three months ended December 31, 2018 to $9.6 million during the three months ended December 31, 2019, a decrease of $1.2 million. The change is primarily attributable to a $1.8 million charge associated with the settlement of a legal action recognized in the fourth quarter of 2018, offset by an increase in personnel expenses resulting from additional headcount to support our growth.

Interest expense increased from $16.3 million during the three months ended December 31, 2018 to $18.7 million during the three months ended December 31, 2019, an increase of $2.4 million.  The increase is attributable to a higher amount of outstanding debt during the 2019 period. To fund a portion of the Company’s growth, the average debt balance during the three months ended December 31, 2019 increased approximately $185 million from the same period in 2018 from $1,746 million to $1,931 million. The weighted average effective interest rate on our outstanding debt for the three months ended December 31, 2019 and 2018 was 3.97% and 3.98%, respectively.

Financing Activity

On October 11, 2019, the Operating Partnership issued $350 million in aggregate principal amount of unsecured senior notes due February 15, 2030 that bear interest at a rate of 3.00% per annum (the “2030 Notes”). The 2030 Notes were priced at 99.623% of the principal amount with a yield to maturity of 3.043%. Net proceeds from the offering were used to repay all the outstanding indebtedness under our unsecured revolving credit facility maturing in June 2024. The remaining net proceeds from the offering were used for working capital and general corporate purposes.

During the fourth quarter, the Company did not sell any common shares of beneficial interest through its at-the-market (“ATM”) equity program. For the full year, the company sold 5.9 million shares of beneficial interest at an average sales price of $33.64 per share and raised $196.3 million of net proceeds through the ATM equity program, after deducting offering costs. As of December 31, 2019, the Company had 4.6 million shares available for issuance under the existing equity distribution agreements.

Quarterly Dividend

On December 12, 2019, the Company declared a dividend of $0.33 per common share, a 3.1% increase compared to the Company’s previously declared quarterly dividend of $0.32 per common share. The dividend was paid on January 15, 2020 to common shareholders of record on January 2, 2020.

Fourth Quarter 2019	Page 3

2020 Financial Outlook

“2019 was a notable year for capital markets activities, as we raised nearly $900 million of capital through two unsecured bond issuances and opportunistic usage of the at-the-market equity program while also increasing the capacity under our credit facility,” commented Chief Financial Officer Tim Martin. “Looking forward to 2020, our guidance reflects continued headwinds from new supply coupled with pressure from increased real estate taxes and customer acquisition costs offset by reduced dilution from our recently opened development stores as they lease-up.”

The Company estimates that its fully diluted earnings per share for the year will be between $0.89 and $0.93, and that its fully diluted FFO per share, as adjusted, for 2020 will be between $1.67 and $1.71.  Due to uncertainty related to the timing and terms of transactions, the impact of any potential future speculative investment activity is excluded from guidance.  For 2020, the same-store pool will consist of 477 properties totaling 33.2 million square feet.

	Current Ranges for
2020 Full Year Guidance Range Summary	Annual Assumptions
Same-store revenue growth	0.00%	to	1.00%
Same-store expense growth	4.00%	to	5.00%
Same-store NOI growth	(1.50)%	to	0.00%

Acquisition of wholly-owned operating properties	$75.0M	to	$150.0M
Acquisition of properties at C/O	$0		$0
New development openings	$87.4M	to	$87.4M
Dispositions	$0.0M	to	$50.0M
Dilution from properties in lease-up	$(0.07)	to	$(0.08)

Property management fee income	$26.0M	to	$28.0M
General and administrative expenses	$41.5M	to	$42.5M
Interest and loan amortization expense	$80.0M	to	$82.0M
Full year weighted average shares and units	196.5M		196.5M

Earnings per diluted share allocated to common shareholders	$0.89	to	$0.93
Plus: real estate depreciation and amortization	$0.78		$0.78
FFO per diluted share, as adjusted	$1.67	to	$1.71

1st Quarter 2020 Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.19	to	$0.20
Plus: real estate depreciation and amortization	0.21		0.21
FFO per diluted share, as adjusted	$0.40	to	$0.41

Conference Call

Management will host a conference call at 11:00 a.m. ET on Friday, February 21, 2020 to discuss financial results for the three and twelve months ended December 31, 2019.

Fourth Quarter 2019	Page 4

A live webcast of the conference call will be available online from the investor relations page of the Company's corporate website at www.cubesmart.com.  Telephone participants may avoid any delays in joining the conference call by pre-registering for the call using the following link to receive a special dial-in number and PIN: http://dpregister.com/10138141.

Telephone participants who are unable to pre-register for the conference call may join on the day of the call using 1-877-506-3281 for domestic callers, +1-412-902-6677 for international callers, and 1-855-669-9657 for callers in Canada.   After the live webcast, the call will remain available on CubeSmart's website for 30 days.  In addition, a telephonic replay of the call will be available through March 21, 2020.  The replay numbers are 1-877-344-7529 for domestic callers, +1-412-317-0088 for international callers, and 1-855-669-9658 for callers in Canada.  For callers accessing a telephonic replay, the conference number is 10138141.

Supplemental operating and financial data as of December 31, 2019 is available on the Company’s corporate website under Investor Relations - Financial Information - Financial Reports.

About CubeSmart

CubeSmart is a self-administered and self-managed real estate investment trust.  The Company's self-storage properties are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers.  According to the 2020 Self-Storage Almanac, CubeSmart is one of the top three owners and operators of self-storage properties in the United States.

Non-GAAP Financial Measures

Funds from operations (“FFO”) is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance.  The April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”), as amended, defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate and related impairment charges, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a key performance indicator in evaluating the operations of the Company's stores. Given the nature of its business as a real estate owner and operator, the Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States. The Company believes that FFO is useful to management and investors as a starting point in measuring its operational performance because FFO excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of real estate, gains from remeasurement of investments in real estate ventures, impairments of depreciable assets, and depreciation, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies.

FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP and is not a measure of liquidity or an indicator of the Company’s ability to make cash distributions. The Company believes that to further understand its performance, FFO should be compared with its reported net income and considered in addition to cash flows computed in accordance with GAAP, as presented in its Consolidated Financial Statements.

Fourth Quarter 2019	Page 5

FFO, as adjusted represents FFO as defined above, excluding the effects of acquisition related costs, gains or losses from early extinguishment of debt, and other non-recurring items, which the Company believes are not indicative of the Company’s operating results.

The Company defines net operating income, which it refers to as “NOI,” as total continuing revenues less continuing property operating expenses.  NOI also can be calculated by adding back to net income (loss): interest expense on loans, loan procurement amortization expense, loan procurement amortization expense – early repayment of debt, acquisition related costs, equity in losses of real estate ventures, other expense, depreciation and amortization expense, general and administrative expense, and deducting from net income (loss): gains from sale of real estate, net, other income, gains from remeasurement of investments in real estate ventures and interest income.  NOI is not a measure of performance calculated in accordance with GAAP.

Management uses NOI as a measure of operating performance at each of its stores, and for all of its stores in the aggregate. NOI should not be considered as a substitute for net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP. The Company believes NOI is useful to investors in evaluating operating performance because it is one of the primary measures used by management and store managers to evaluate the economic productivity of the Company’s stores, including the ability to lease stores, increase pricing and occupancy, and control property operating expenses. Additionally, NOI helps the Company’s investors meaningfully compare the results of its operating performance from period to period by removing the impact of its capital structure (primarily interest expense on outstanding indebtedness) and depreciation of the basis in its assets from operating results.

Forward-Looking Statements

This presentation, together with other statements and information publicly disseminated by CubeSmart (“we,” “us,” “our” or the “Company”), contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. As a result, you should not rely on or construe any forward-looking statements in this presentation, or which management or persons acting on their behalf may make orally or in writing from time to time, as predictions of future events or as guarantees of future performance. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this presentation or as of the dates otherwise indicated in such forward-looking statements. All of our forward-looking statements, including those in this presentation, are qualified in their entirety by this statement.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this presentation. Any forward-looking statements should be considered in light of the risks and uncertainties referred to in Item 1A. “Risk Factors” in our Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission (“SEC”).

Fourth Quarter 2019	Page 6

These risks include, but are not limited to, the following:

•adverse changes in the national and local economic, business, real estate and other market conditions;

•the effect of competition from existing and new self-storage properties on our ability to maintain or raise occupancy and rental rates;

•the failure to execute our business plan;

•reduced availability and increased costs of external sources of capital;

•financing risks, including the risk of over-leverage and the corresponding risk of default on our mortgage and other debt and potential inability to refinance existing or future indebtedness;

•increases in interest rates and operating costs;

•counterparty non-performance related to the use of derivative financial instruments;

•risks related to our ability to maintain our qualification as a real estate investment trust (“REIT”) for federal income tax purposes;

•the failure of acquisitions and developments to close on expected terms, or at all, or to perform as expected;

•increases in taxes, fees and assessments from state and local jurisdictions;

•the failure of our joint venture partners to fulfill their obligations to us or their pursuit of actions that are inconsistent with our objectives;

•reductions in asset valuations and related impairment charges;

•cyber security breaches or a failure of our networks, systems or technology, which could adversely impact our business, customer and employee relationships;

•changes in real estate, zoning, use and occupancy laws or regulations;

•risks related to natural disasters or acts of violence, pandemics, active shooters, terrorism or war that affect the markets in which we operate;

•potential environmental and other liabilities;

•uninsured or uninsurable losses and the ability to obtain insurance coverage against risks and losses;

•our ability to attract and retain talent in the current labor market;

•other factors affecting the real estate industry generally or the self-storage industry in particular; and

Fourth Quarter 2019	Page 7

•other risks identified in Item 1A of our Annual Report on Form 10-K and, from time to time, in other reports that we file with the SEC or in other documents that we publicly disseminate.

Given these uncertainties, we caution readers not to place undue reliance on forward-looking statements. We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise except as may be required in securities laws.

Contact:

CubeSmart

Tim Martin

Chief Financial Officer

(610) 535-5700

Fourth Quarter 2019	Page 8

CUBESMART AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,
	2019	2018
	(unaudited)

ASSETS
Storage properties	$4,699,844	$4,463,455
Less: Accumulated depreciation	(925,359)	(862,487)
Storage properties, net (including VIE assets of $92,612 and $330,986, respectively)	3,774,485	3,600,968
Cash and cash equivalents	54,857	3,764
Restricted cash	3,584	2,718
Loan procurement costs, net of amortization	4,059	963
Investment in real estate ventures, at equity	91,117	95,796
Other assets, net	101,443	48,763
Total assets	$4,029,545	$3,752,972

LIABILITIES AND EQUITY
Unsecured senior notes, net	$1,835,725	$1,143,524
Revolving credit facility	—	195,525
Unsecured term loans, net	—	299,799
Mortgage loans and notes payable, net	96,040	108,246
Accounts payable, accrued expenses and other liabilities	137,880	149,914
Distributions payable	64,688	60,627
Deferred revenue	25,313	22,595
Security deposits	475	474
Total liabilities	2,160,121	1,980,704

Noncontrolling interests in the Operating Partnership	62,088	55,819

Commitments and contingencies

Equity
Common shares $.01 par value, 400,000,000 shares authorized, 193,557,024 and 187,145,103 shares issued and outstanding at December 31, 2019 and 2018, respectively	1,936	1,871
Additional paid-in capital	2,674,745	2,500,751
Accumulated other comprehensive loss	(729)	(1,029)
Accumulated deficit	(876,606)	(791,915)
Total CubeSmart shareholders’ equity	1,799,346	1,709,678
Noncontrolling interests in subsidiaries	7,990	6,771
Total equity	1,807,336	1,716,449
Total liabilities and equity	$4,029,545	$3,752,972

Fourth Quarter 2019	Page 9

CUBESMART AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

(unaudited)

	For the year ended December 31,
	2019	2018	2017

REVENUES
Rental income	$552,404	$517,535	$489,043
Other property related income	67,558	60,156	55,001
Property management fee income	23,953	20,253	14,899
Total revenues	643,915	597,944	558,943
OPERATING EXPENSES
Property operating expenses	209,739	196,866	181,508
Depreciation and amortization	163,547	143,350	145,681
General and administrative	38,560	37,712	34,745
Acquisition related costs	—	—	1,294
Total operating expenses	411,846	377,928	363,228
OTHER (EXPENSE) INCOME
Interest:
Interest expense on loans	(72,525)	(62,132)	(56,952)
Loan procurement amortization expense	(2,819)	(2,313)	(2,638)
Equity in earnings (losses) of real estate ventures	11,122	(865)	(1,386)
Gains from sale of real estate, net	1,508	10,576	—
Other	1,416	206	872
Total other expense	(61,298)	(54,528)	(60,104)
NET INCOME	170,771	165,488	135,611
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS
Noncontrolling interests in the Operating Partnership	(1,708)	(1,820)	(1,593)
Noncontrolling interest in subsidiaries	54	221	270
NET INCOME ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS	$169,117	$163,889	$134,288

Basic earnings per share attributable to common shareholders	$0.89	$0.89	$0.74
Diluted earnings per share attributable to common shareholders	$0.88	$0.88	$0.74

Weighted average basic shares outstanding	190,874	184,653	180,525
Weighted average diluted shares outstanding	191,576	185,495	181,448

Fourth Quarter 2019	Page 10

Same-Store Facility Results (466 stores)

(in thousands, except percentage and per square foot data)

(unaudited)

	Three Months Ended			Year Ended
	December 31,		Percent	December 31,		Percent
	2019	2018	Change	2019	2018	Change

REVENUES
Rental income	$128,737	$126,604	1.7%	$508,696	$499,729	1.8%
Other property related income	12,903	12,833	0.5%	53,130	51,490	3.2%
Total revenues	141,640	139,437	1.6%	561,826	551,219	1.9%

OPERATING EXPENSES
Property taxes	15,224	14,487	5.1%	61,259	58,137	5.4%
Personnel expense	11,444	10,942	4.6%	45,499	44,016	3.4%
Advertising	2,188	1,792	22.1%	8,900	8,362	6.4%
Repair and maintenance	1,765	1,980	(10.9)%	6,725	6,437	4.5%
Utilities	3,907	3,761	3.9%	15,742	16,103	(2.2)%
Property insurance	1,005	683	47.1%	3,483	2,800	24.4%
Other expenses	5,582	5,656	(1.3)%	23,008	22,452	2.5%

Total operating expenses	41,115	39,301	4.6%	164,616	158,307	4.0%

Net operating income (1)	$100,525	$100,136	0.4%	$397,210	$392,912	1.1%

Gross margin	71.0%	71.8%		70.7%	71.3%

Period end occupancy (2)	91.2%	91.1%		91.2%	91.1%

Period average occupancy (3)	91.7%	91.6%		92.4%	92.4%

Total rentable square feet	32,377			32,377

Realized annual rent per occupied square foot (4)	$17.35	$17.07	1.6%	$17.01	$16.70	1.9%

Reconciliation of Same-Store Net Operating Income to Operating Income

Same-store net operating income (1)	$100,525	$100,136		$397,210	$392,912
Non same-store net operating income (1)	9,216	4,071		29,417	10,533
Indirect property overhead (5)	1,036	(154)		7,549	(2,367)
Depreciation and amortization	(41,063)	(38,099)		(163,547)	(143,350)
General and administrative expense	(9,602)	(10,847)		(38,560)	(37,712)
Interest expense on loans	(18,667)	(16,335)		(72,525)	(62,132)
Loan procurement amortization expense	(737)	(578)		(2,819)	(2,313)
Equity in earnings (losses) of real estate ventures	182	(80)		11,122	(865)
Gains from sale of real estate, net	1,508	10,576		1,508	10,576
Other	112	(54)		1,416	206

Net income	$42,510	$48,636		$170,771	$165,488

(1)	Net operating income (“NOI”) in a non-GAAP (generally accepted accounting principles) financial measure. The above table reconciles same-store NOI to GAAP Net income.
(2)	Represents occupancy at December 31 of the respective year.
(3)	Represents the weighted average occupancy for the period.
(4)	Realized annual rent per occupied square foot is computed by dividing rental income by the weighted average occupied square feet for the period.
(5)	Includes property management income earned in conjunction with managed properties.

Fourth Quarter 2019	Page 11

Non-GAAP Measure – Computation of Funds From Operations

(in thousands, except percentage and per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018

Net income attributable to the Company's common shareholders	$42,045	$48,156	$169,117	$163,889

Add (deduct):
Real estate depreciation and amortization:
Real property	40,257	37,396	160,485	140,538
Company's share of unconsolidated real estate ventures	1,684	2,523	7,052	10,286
Gains from sale of real estate, net (1)	(1,508)	(10,576)	(12,175)	(10,576)
Noncontrolling interests in the Operating Partnership	425	535	1,708	1,820

FFO attributable to common shareholders and OP unitholders	$82,903	$78,034	$326,187	$305,957

Add:
Loan procurement amortization expense - early repayment of debt	—	—	141	—
Loss related to settlement of legal action	—	1,828	—	1,828

FFO, as adjusted, attributable to common shareholders and OP unitholders	$82,903	$79,862	$326,328	$307,785

Earnings per share attributable to common shareholders - basic	$0.22	$0.26	$0.89	$0.89
Earnings per share attributable to common shareholders - diluted	$0.22	$0.26	$0.88	$0.88
FFO per share and unit - fully diluted	$0.42	$0.41	$1.69	$1.63
FFO, as adjusted per share and unit - fully diluted	$0.42	$0.42	$1.69	$1.64

Weighted average basic shares outstanding	193,583	186,485	190,874	184,653
Weighted average diluted shares outstanding	194,264	187,329	191,576	185,495
Weighted average diluted shares and units outstanding	196,149	189,363	193,462	187,516

Dividend per common share and unit	$0.33	$0.32	$1.29	$1.22
Payout ratio of FFO, as adjusted	78.6%	76.2%	76.3%	74.4%

(1)	The year ended December 31, 2019 includes $10.7 million of gains from sale of real estate, net that are included in the Company’s share of equity in earnings (losses) of real estate ventures.

Fourth Quarter 2019	Page 12